Exhibit 4.20

AWARD AGREEMENT FOR RESTRICTED SHARES

UNDER THE

VASCO DATA SECURITY INTERNATIONAL, INC.

2009 EQUITY INCENTIVE PLAN

THIS AWARD AGREEMENT FOR RESTRICTED SHARES (this “Agreement”) is made as of January 5, 2017 (the “Effective Date”), between VASCO DATA SECURITY INTERNATIONAL, INC. (the “Company”) and the individual identified on the signature page and Exhibit A hereto (the “Grantee”).

WHEREAS, the Company maintains the VASCO Data Security International, Inc. 2009 Equity Incentive Plan (as amended, the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and

WHEREAS, to induce Grantee to become an employee of the Company, compensate the Grantee for his service to the Company and to further align the Grantee’s personal financial interests with those of the Company’s shareholders, the Company wishes to award the Grantee a number of shares of Common Stock (as defined below), subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Shares. The Company hereby grants to the Grantee an award of the shares set forth on Exhibit A hereto (the “Awarded Shares”) of the Company’s common stock, par value of $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth in this Agreement and in the Plan. The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

2. Vesting of Awarded Shares. Subject to Section 11, the Awarded Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2.

(a) Subject to Section 11, Awarded Shares will become vested in accordance with the following schedule, provided that on each vesting date, the Grantee has, from the date hereof, continuously provided services to the Company or a subsidiary:

(i) 12.5% of the Awarded Shares will vest on the six month anniversary date of the Effective Date;

(ii) An additional 12.5% of the Awarded Shares will vest on the first annual anniversary date of the Effective Date;

(iii) An additional 12.5% of the Awarded Shares will vest on the eighteen month anniversary date of the Effective Date;

(iv) An additional 12.5% of the Awarded Shares will vest on the second annual anniversary date of the Effective Date;

(v) An additional 12.5% of the Awarded Shares will vest on the thirty month anniversary date of the Effective Date;

(vi) An additional 12.5% of the Awarded Shares will vest on the third annual anniversary date of the Effective Date;

(vii) An additional 12.5% of the Awarded Shares will vest on the forty-second month anniversary date of the Effective Date; and

(viii) The final 12.5% of the Awarded Shares will vest on the fourth annual anniversary date of the Effective Date.

(b) If contemporaneous with or within 18 months after a Change in Control that occurred during the Employment Period, (a) the Company terminates the Executive’s employment without Cause, or (b) Executive terminates his employment for Good Reason, 100% of the Awarded Shares will become vested upon such termination of employment. “Good Reason” shall be defined for this purpose as defined in the Employment Agreement, dated as of the Effective Date, between Grantee and the Company.

(c) If the Grantee’s service with the Company ceases by reason of the Grantee’s death or Disability, 100% of the Awarded Shares will become vested immediately prior to (and contingent on) the occurrence of such death or Disability. Notwithstanding the foregoing, a Disability will not qualify if it is the result of (A) a willfully self-inflicted injury or willfully self-induced sickness; or (B) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability will be made by the Committee. The determination of Disability for purposes of this Agreement shall not be construed to be an admission of disability for any other purpose.

(d) Except as provided in Sections 2(b) and 2(c), upon cessation of the Grantee’s service with the Company for any reason or for no reason (and whether such cessation is initiated by the Company, the Grantee or otherwise): (i) any Awarded Shares that have not, prior to such cessation, become vested will immediately and automatically, without any action on the part of the Company, be forfeited, and (ii) the Grantee shall have no further rights with respect to those Awarded Shares.

(e) Solely for purposes of this Agreement, service with the Company shall be deemed to include service with any subsidiary of the Company (for only so long as such entity remains a subsidiary).

(f) For purposes of this Agreement, “Cause” and “Wrongful Act” mean:

(i) Grantee materially breaches Grantee’s obligations under any employment, consulting, or other agreement between the Grantee (or any entity of which Grantee is an affiliate) and the Company (each, a “Company Agreement”);

(ii) Grantee materially breaches Grantee’s obligations under the Company’s Code of Ethics and Conduct (or any successor thereto) or an established policy of the Company;

(iii) Grantee engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with Grantee’s job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Committee, could injure the integrity, character or reputation of Company;

(iv) Grantee fails or refuses to perform, or habitually neglects, Grantee’s duties and responsibilities under any Company Agreement (other than on account of Disability), and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties Grantee failed to perform and an opportunity to cure of 30 days;

(v) Use or disclosure by Grantee of confidential information or trade secrets other than in the furtherance of the Company’s (or its subsidiaries’) business interests, or other violation of a fiduciary duty to the Company (including, without limitation, entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than with the prior written consent of the Board)); or

(vi) Grantee fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies Grantee’s failure to cooperate and an opportunity to cure of 10 days.

3.	Escrow of Shares.

(a) Certificates evidencing the Awarded Shares issued under this Agreement shall be held in escrow by the Secretary of the Company or his or her designee (the “Escrow Holder”) (or, if the Awarded Shares are not certificated, shall be entered in the stock record books of the Company as held in escrow by the Escrow Holder) until such Awarded Shares are vested in accordance with Section 2, at which time, the Escrow Holder shall deliver such certificates representing the Awarded Shares to the Grantee (or, if the Awarded Shares are not certificated, the Awarded Shares shall be entered in the stock record books of the Company as held and owned by the Grantee); provided, however, that no certificates for Awarded Shares will be delivered to the Grantee (or, if the Awarded Shares are not certificated, no transfer of the Awarded Shares will be entered in the stock record books of the Company) until appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Awarded Shares.

(b) If any of the Awarded Shares are forfeited by the Grantee under Section 2, upon request by the Company, the Escrow Holder will deliver any stock certificate(s) evidencing those Awarded Shares to the Company (or, if the Awarded Shares are not certificated, such forfeiture will be entered in the stock record books of the Company), and the Company will then have the right to retain and transfer those Awarded Shares to its own name free and clear of any rights of the Grantee under this Agreement or otherwise.

(c) The Escrow Holder is hereby directed to permit transfer of the Awarded Shares only in accordance with this Agreement or in accordance with instructions signed by both parties hereto. In the event further instructions are reasonably desired by the Escrow Holder, he or she will be entitled to conclusively rely upon directions executed by a majority of the members of the Board. The Escrow Holder will have no liability for any act or omissions hereunder while acting in good faith in the exercise of his or her own judgment.

4. Stock Splits, etc. If, while any of the Awarded Shares remain subject to vesting under Section 2, there occurs any merger, consolidation, reorganization, reclassification, recapitalization, stock split, stock dividend, or other similar change in the Common Stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Awarded Shares will be immediately subject to the escrow contemplated by Section 3, deposited with the Escrow Holder and will thereafter be included in the term “Awarded Shares” for all purposes of the Plan and this Agreement.

5. Dividends and Distributions During Restricted Period. The Grantee will have the right to receive dividends and distributions with respect to the Awarded Shares; provided, however, that any cash dividends or distributions paid in respect of the Awarded Shares while those Shares remain subject to forfeiture will become vested and delivered to the Grantee only if and when the Awarded Shares giving rise to such dividends or distributions become vested under Section 2.

6. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant, receipt or vesting of the Awarded Shares. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) will be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

7. Restrictions on Unvested Awarded Shares. Except for the escrow described in Section 3 or the forfeiture of Awarded Shares to the Company described in Section 2, the Grantee may not sell, pledge, assign, encumber, hypothecate, gift, transfer, bequeath, devise, donate or otherwise dispose of, in any way or manner whatsoever, whether voluntary or involuntary, any legal or beneficial interest in any of the Awarded Shares until the Awarded Shares become vested in accordance with Section 2; provided, however, that the restrictions of this Section 7 shall not apply to any transfer i) pursuant to applicable laws of descent and distribution or (ii) among Grantee’s family group; provided that such restrictions will continue to be applicable to the Awarded Shares after any such transfer and the transferees of such Awarded Shares have agreed in writing to be bound by the provisions of this Agreement. Grantee’s “family group” means Grantee’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of Grantee and/or Grantee’s spouse and/or descendants during Grantee’s lifetime.

8. Legend. Share certificates evidencing Awarded Shares will bear the following legend to be placed on all certificates evidencing any Awarded Shares (in addition to any other legends that may be required to be placed on such certificates pursuant to the Plan, applicable law or otherwise):

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE VASCO DATA SECURITY INTERNATIONAL, INC. 2009 EQUITY INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND VASCO DATA SECURITY INTERNATIONAL, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF VASCO DATA SECURITY INTERNATIONAL, INC. AND WILL BE MADE AVAILABLE TO ANY SHAREHOLDER WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Upon request by the Grantee, following vesting of the Awarded Shares pursuant to Section 2, the Company will remove the legend from the certificates evidencing such vested Awarded Shares.

9. Rights of Grantee. Prior to the Awarded Shares becoming vested in accordance with Section 2, with respect to the Awarded Shares, Grantee will have all of the rights of a shareholder of the Company, including the right to vote the Awarded Shares and the right to receive any distributions or dividends payable on Shares, subject to the reinvestment and forfeiture provisions of the Plan and to Sections 4 and 5.

10. Securities Laws. The Company may from time to time impose any conditions on the Awarded Shares as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3 adopted under the Securities and Exchange Act of 1934 and otherwise complies with applicable rules and laws.

11. Recoupment of Awarded Shares. Notwithstanding anything in this Agreement to the contrary, if the Company determines that the Grantee’s Wrongful Act was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, all outstanding Awarded Shares will immediately and automatically be forfeited and the Grantee shall promptly repay to the Company any Common Stock, cash or other property paid in respect of any Awarded Share during the Recoupment Period.

12.	General Provisions

(a) This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the purchase of the Awarded Shares and may only be modified or amended in a writing signed by both parties.

(b) Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement must be in writing and will be deemed given (i) on the date and at the time delivered via personal, courier or recognized overnight delivery service, (ii) if sent via telecopier on the date and at the time telecopied with confirmation of delivery, (iii) if sent via email or other electronic delivery and receipt is confirmed, on the date and at the time received, or (iv) if mailed, on the date five days after the date of the mailing (which must be by registered or certified mail). Delivery of a notice by telecopy (with confirmation) or by email or other electronic delivery (with confirmation or receipt) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received. Any notice to Grantee under this Agreement will be made to Grantee at the address (or telecopy number, email or other electronic address, as the case may be) listed in the Company’s personnel files. If directed to the Company, any such notice, demand or request will be sent to the Chairman of the Committee at the Company’s principal executive office, or to such other address or person as the Company may hereafter specify in writing. Any notice to the Escrow Holder will be sent to the Company’s address, with a copy to the other party not sending the notice.

(c) The Company may condition delivery of certificates for Awarded Shares (or, if the Awarded Shares are not certificated, the entry in the stock record books of the Company of the transfer to the Grantee of the Awarded Shares) upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

(d) The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Awarded Shares subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board and the Committee are authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as they deem appropriate. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan.

(e) Neither this Agreement nor any rights or interest hereunder will be assignable by the Grantee, the Grantee’s beneficiaries or legal representatives, and any purported assignment in violation hereof will be null and void.

(f) Either party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(g) The grant of Awarded Shares hereunder does not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries.

(h) The Awarded Shares and any related dividends or distributions are intended to be exempt from the requirements of Internal Revenue Code Section 409A.

(i) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts or choice of laws.

(j) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or picture format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic facsimile signature page were an original thereof. The parties confirm that it is their wish that this Agreement may be executed by means of electronic signature.

[Signature Page Follows]

[SIGNATURE PAGE TO AWARD AGREEMENT FOR RESTRICTED SHARES]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement intending it to be effective as of the first date written above.

VASCO DATA SECURITY INTERNATIONAL, INC.

By:

Its:

GRANTEE

Name:

Signature:

EXHIBIT A

Grantee	Target $	Grant Date Price	# of Awarded Shares